UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2015

AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)

949-481-9825
(Registrant’s Telephone Number, Including Area Code)

__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On September 29, 2015, Aeolus Pharmaceuticals, Inc. (the “Company”) received funding in the form of convertible promissory notes (the "Notes") from Biotechnology Value Fund, L.P. and other affiliates of BVF Partners, L.P.

The Notes have an aggregate principal balance of $1,000,000, accrue interest at a rate of 6% per annum and have a scheduled maturity date of September 28, 2016 (the “Maturity Date”).  The outstanding principal and accrued interest on the Notes shall automatically convert into Company equity securities issued in a Qualified Financing (as defined below) at a conversion rate carrying a 15% discount to the lowest price per share (or share equivalent) issued in a Qualified Financing (an “Automatic Conversion”).  If, prior to the Maturity Date, the Company  enters into an agreement pertaining to a Corporate Transaction (as defined below) and the Note has not been previously converted pursuant to an Automatic Conversion, then, the outstanding principal balance and unpaid accrued interest of the Note shall automatically convert in whole into the right of the holder to receive, in lieu of any other payment and in cancellation of the Note, an amount in cash upon closing of the Corporate Transaction equal to two times the outstanding principal amount of the Note.

For purposes of the foregoing:  "Qualified Financing" means a bona fide new money equity securities financing on or before the Maturity Date with total proceeds to the Company  of not less than four million dollars;  and “Corporate Transaction” means a sale, lease or other disposition of all or substantially all of the Company’s assets or a consolidation or merger of  the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company  immediately prior to such consolidation, merger or reorganization own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2015	AEOLUS PHARMACEUTICALS, INC.

/s/ David C. Cavalier
Chairman & Chief Financial Officer